QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.16

Consent of Tracey D. Weber

        In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the undersigned hereby consents to being named and described in the Registration Statement on Form F-4 and all supplements and amendments thereto (together with the prospectus included therein, the "Registration Statement") filed by Georgia Worldwide PLC ("Holdco") with the Securities and Exchange Commission, under the Securities Act, on October 1, 2014, as a person about to become a director of Holdco effective upon completion of the Mergers as described in the Registration Statement. The undersigned also consents to the filing or attachment of this Consent with such Registration Statement.

/s/ TRACEY D. WEBER
Name: Tracey D. Weber
Date: October 1, 2014

QuickLinks

  Exhibit 99.16
Consent of Tracey D. Weber